Ex.) 28(h)(11)

FORM OF

SSgA Funds

100 Huntington Avenue

CPH0326

Boston, MA 02116

June 19, 2014

State Street Bank and Trust Company

4 Copley Place, 3rd Floor

Boston, Massachusetts 02116

Attention: David James

Re: SSgA Funds (the “Trust”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust is providing notice in accordance with the Administration Agreement (dated January 1, 2013), and the Amended and Restated Custodian Agreement (dated April 11, 2012), between State Street Bank and Trust Company (“State Street”) and the Trust (as amended, modified or supplemented from time, the “Agreements”) that the undersigned Trust has established new Class A, Class C, Class I and Class K shares (the “New Share Classes”) for the SSgA Dynamic Small Cap Fund, SSgA Enhanced Small Cap Fund, SSgA Clarion Real Estate Fund, SSgA Emerging Markets Fund, SSgA International Stock Selection Fund and SSgA High Yield Bond Fund (the “Funds”).

Additionally, please be advised that the undersigned Trust has renamed the existing classes as presented in the following chart (“Class N”):

New Name	Old Name
Class N	Institutional

We request that you act as the Administrator and Custodian for the New Share Classes and Class N under the terms of the respective Agreements.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

SSgA Funds

By:
Ellen Needham, President

Accepted:

State Street Bank and Trust Company

By: